Page one of four
NBT Bancorp Inc.                    Lake Ariel Bancorp, Inc.
52 South Broad Street               409 Lackawanna Avenue, Suite 201
Norwich, NY  13815                  Scranton, PA  18503
Daryl R. Forsythe                   John G. Martines
607-337-6416                        570-341-8417

ATTENTION:  FINANCIAL/BUSINESS EDITORS

         NORWICH, NY, and SCRANTON, PA, August 16, 1999 --- NBT Bancorp Inc. (NASDAQ: NBTB), the parent company of NBT Bank, N.A., and Lake Ariel Bancorp, Inc. (NASDAQ: LABN), the parent company of LA Bank, N.A., announced today that they have entered into a definitive agreement of merger. The merger is subject to the approval of each company's shareholders and of banking regulators.

         The merger is expected to close in the first quarter of 2000 and is intended to be accounted for as a pooling-of-interests and to qualify as a tax-free exchange for Lake Ariel shareholders. The transaction is valued at $92.8 million or $18.50 per share for the outstanding common shares of Lake Ariel Bancorp, Inc. (Lake Ariel). Shareholders of Lake Ariel will receive a minimum of 0.8315 shares and a maximum of 0.9487 shares of NBT common stock for each share exchanged. Based on the August 13 closing price of $20.25 for NBT Bancorp Inc. (NBT) common stock, NBT will issue approximately 4.6 million shares and share equivalents in exchange for all of the Lake Ariel common stock and share equivalents outstanding. Lake Ariel has provided NBT an option to acquire up to 965,300 shares of Lake Ariel's common stock (equivalent to 19.9% of Lake Ariel's common stock currently outstanding) exercisable in the event of certain circumstances involving transactions with third parties, acts of third parties, or break-up of the merger agreement.

                                                                Page two of four

         Lake Ariel will be merged into NBT, with LA Bank, N.A. becoming the second banking subsidiary of NBT. NBT President and CEO, Daryl R. Forsythe, states, "We are extremely pleased to move into Pennsylvania through the merger of this strong growing bank. LA Bank has become a bank known in Northeastern Pennsylvania for its community service, much as NBT is known in its New York market areas. LA Bank has aggressively grown its franchise over the past five years, and our combined strength of capital and management will encourage continued growth. We expect the transaction to be accretive to earnings in the first full year of combination."

         John G. Martines, CEO of Lake Ariel and President and CEO of LA Bank, adds, "This is an exciting opportunity for us. It allows LA Bank to keep its identity and remain the leading locally run bank in its markets. We will be able to offer our customers expanded lending capabilities, trust services, venture capital, and other products, which should aid in future growth. NBT is a strong performing, well managed company, and we look forward to sharing their resources."

         NBT Bank, N.A., the wholly owned subsidiary of NBT, is a full service commercial bank with total assets of over $1.3 billion. The Bank has 36 branches in nine counties in central New York. NBT and NBT Bank are headquartered in Norwich, NY, where the Bank was formed in 1856. NBT has approximately 3,700 shareholders and 12.5 million common shares outstanding.

                                                              Page three of four
         Lake Ariel's wholly owned subsidiary, LA Bank, N.A., has approximately $500 million in assets. The Bank has 22 branch offices serving five counties in Northeastern Pennsylvania. The Company is headquartered in Lake Ariel, Pennsylvania, has approximately 1,400 shareholders and 4.9 million common shares outstanding. The Company's financial center, including executive offices, is in Scranton, Pennsylvania.

         The combined company, NBT Bancorp Inc., with proforma assets of $1.8 billion and 58 branch banks, will be headed by President and CEO Daryl R. Forsythe, who holds these titles for NBT Bank, N.A. John Martines will continue as the President and CEO of LA Bank, N.A. and will head the Pennsylvania efforts of NBT.

Concurrent with this announcement, NBT Bancorp Inc. has reduced its stock repurchase plan from 600,000 shares to 200,000 which leaves 76,500 shares remaining for repurchase under the reduced plan.

Forward-Looking Information
This news release contains statements regarding the projected performance of NBT and Lake Ariel on a stand-alone and proforma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger being delayed;

                                                              Page four of four
competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which NBT and Lake Ariel conduct their operations, being less favorable than expected; the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current or future operations; and the impact of the transition to the year 2000 on the operations of NBT, Lake Ariel, or the combined company. NBT and Lake Ariel disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

                             ****END OF RELEASE****